Exhibit 99.1

Omega Protein Reports 2010 Second Quarter Results

HOUSTON, August 5, 2010 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today reported net income of $2.0 million ($0.11 per share) for the second quarter of 2010, compared with net loss of $3.3 million ($0.18 per share) for the second quarter of the previous year.

Revenues for the quarter ended June 30, 2010 were $36.3 million compared with revenues of $41.8 million for the comparable quarter in 2009. Omega Protein recorded operating income of $3.8 million for the second quarter of 2010, versus operating loss of $3.9 million for the second quarter of 2009.

The Company’s 2010 second quarter results, in comparison to the second quarter of 2009, primarily reflect increased fish meal and fish oil sales pricing of 45% and 10%, respectively, offset by decreased fish meal and fish oil sales volumes of 38% and 23%, respectively. The increased fish meal sales pricing coincides with limited global availability of fish meal experienced during the first half of 2010. The decreased fish meal sales volume was the result of carrying less fish meal inventory into 2010 as compared to 2009.

For the six months ended June 30, 2010, the Company recognized revenues of $68.6 million, compared with $71.9 million in revenues for the first six months of 2009. Omega Protein recorded operating income of $6.1 million for the six months ended June 30, 2010, versus operating income of $0.4 million for the comparable period a year earlier. The Company had net income of $3.0 million ($0.16 per share) for the six months ended June 30, 2010, compared with net loss of $1.2 million ($0.06 per share) for the six months ended June 30, 2009.

During the six months ended June 30, 2009, the Company received a federal hurricane assistance grant of $2.7 million from the State of Mississippi, net of fees, related to the impact of Hurricane Katrina, which occurred during 2005. Excluding this grant from the results of operations, net loss for the six months ended June 30, 2009 would have been approximately $3.4 million ($0.18 a share).

The Company’s 2010 results for the three and six months ended June 30, 2010 also include losses of $0.6 million resulting from the Deepwater Horizon oil spill disaster. The losses are attributable to the recognition of idle facility costs at the Company’s Moss Point, Mississippi, facility due to the temporary interruption of fish processing at this facility which resulted from fishing ground closures.

Federal and state closures of fishing grounds resulting from the Deepwater Horizon oil spill have continued to affect the Company’s ability to operate its Gulf of Mexico fishing fleet. In response to these closures, the Company temporarily suspended operations at its Moss Point, Mississippi facility and relocated its nine Moss Point fishing vessels and three carry vessels to fishing grounds on the west side of the Mississippi River Delta in an attempt to minimize vessel downtime and business interruptions. The Company has also temporarily ceased fishing with certain vessels from time to time. The Company expects that it will continue its response plan of moving vessels and temporarily suspending operations of some vessels until these fisheries closures are terminated or otherwise reduced to a point where the Company is no longer affected. The Company cannot predict how long it will be necessary to follow its response plan or the effect of the oil spill on the Company’s business, operations and fish catch, both short-term and long-term.

Subsequent to June 30, 2010, the Company filed a claim with BP and also met with BP’s third party claims adjuster. The Company is seeking reimbursement from BP for lost fish meal and fish oil production resulting from the fishing area closures, and the additional costs incurred by the Company to mitigate lost fish meal and fish oil production. To date, the Company has not received any reimbursement or recorded any receivables related to its claim against BP.

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projections and estimates. Some statements in this press release may be forward-looking and use words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions, natural and other disasters and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; (3) the Company’s expectations regarding demand and pricing for its products proving to be incorrect; (4) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products; (5) the impact of the uncertain economic conditions, both in the United States and globally; (6) the possibility that the oil spill or its effects may worsen materially, causing further restrictions on commercial fishing to be implemented; (7) the effect of the oil spill on the Company’s business, operations and fish catch, both short-term and long-term; (8) the effect of government intervention in connection with the oil spill, including without limitation, any restrictions that may be imposed on navigation and access to the Company’s facilities or restrictions on the sale of marine proteins produced from the Gulf of Mexico; (9) the disruption and bottlenecks caused by the Company’s response plan with respect to its operations; (10) the effect of the oil spill, short-term and long-term, on the menhaden fishery or ecosystems supporting that fishery; (11) customer perceptions about marine products from the Gulf of Mexico or the United States due to concerns about contamination or availability; and (12) the amount, if any, of reimbursements from BP for damages caused by the Deepwater Horizon oil spill that is ultimately received by the Company. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form10-Q and Form 8-K. The Company also posts its latest internally generated price list for various products on its Company website, www.omegaproteininc.com. Pricing and product availability information disclosed in the price list are subject to change or discontinuance without prior notice, and the Company undertakes no obligation to update such information.

OMEGA PROTEIN CORPORATION

Statement of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(in thousands, except per share amounts)
Revenues	$36,285	$41,755	$68,557	$71,908
Cost of sales	27,417	42,257	53,719	66,589

Gross (loss) profit	8,868	(502)	14,838	5,319
Selling, general and administrative expense	3,955	3,107	7,222	6,513
Research and development expense	499	325	934	682
Losses resulting from Gulf of Mexico oil spill disaster	587	—	587	—
(Insurance recoveries and other proceeds) losses relating to natural disaster and other, net	35	2	34	(2,265)

Operating (loss) income	3,792	(3,936)	6,061	389
Interest income (expense), net	(608)	(829)	(1,252)	(1,645)
Other income (expense), net	(89)	(120)	(178)	(214)

(Loss) income before income taxes	3,095	(4,885)	4,631	(1,470)
(Benefit) provision for income taxes	1,112	(1,593)	1,669	(277)

Net (loss) income	$1,983	$(3,292)	$2,962	$(1,193)

Basic (loss) earnings per share	$0.11	$(0.18)	$0.16	$(0.06)

Weighted average common shares outstanding	18,818	18,712	18,779	18,712

Diluted (loss) earnings per share	$0.11	$(0.18)	$0.16	$(0.06)

Weighted average common shares and potential common share equivalents outstanding	18,877	18,712	18,816	18,712

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	June 30, 2010	December 31, 2009
	(in thousands, except per share amounts)
ASSETS
Current assets	$100,991	$83,889
Property and equipment, net	111,379	110,625
Other assets	3,723	3,530

Total assets	$216,093	$198,044

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$27,311	$22,093
Long-term debt, less current maturities	31,606	23,540
Capital lease obligation, net of current portion	1,057	1,265
Deferred tax liability, net of current portion	6,783	4,540
Pension liabilities, net and other	8,484	9,580
Stockholders’ equity	140,852	137,026

Total liabilities and stockholders’ equity	$216,093	$198,044

Book value per share outstanding	$7.48	$7.32

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.buyomegaprotein.com

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